Exhibit 99.1

Primoris Services Corporation Reports First Quarter 2022 Results

Dallas, TX – May 9, 2022– Primoris Services Corporation (NASDAQ GS: PRIM) (“Primoris” or the “Company”) today announced financial results for its first quarter ended March 31, 2022 and provided the Company’s outlook for 2022.

For the first quarter 2022, Primoris reported the following(1):

●	Revenue of $784.4 million
●	Net loss of $1.7 million
●	Fully diluted earnings per share (“EPS”) loss of $0.03
●	Adjusted net income of $0.4 million
●	Adjusted diluted earnings per share (“Adjusted EPS”) of $0.01
●	Adjusted earnings before interest, income taxes, depreciation and amortization (“Adjusted EBITDA”) of $22.6 million
●	Record Backlog of $4.025 billion, an increase of 30 percent over prior year
●	Maintained quarterly dividend of $0.06

(1)	Please refer to “Non-GAAP Measures” and Schedules 1, 2 and 3 for the definitions and reconciliations of our Non-GAAP financial measures, including “Adjusted Net Income,” “Adjusted EPS” and “Adjusted EBITDA.”

“Compared to last year’s record first quarter, this period was much more in-line with our historic first quarter results,” said Tom McCormick, President and Chief Executive Officer of Primoris. “Positive performance in our growth markets – utilities and energy/renewables – was largely offset by a loss we recognized from a pipeline project in the mid-Atlantic and lower overall revenue from that segment.”

“As we lean more heavily into markets with more secular growth, more than 90 percent of our first quarter revenue was driven by our utilities and energy/renewables businesses. Reflecting the underlying strength of our business, we continue to build our backlog primarily in these two segments, increasing total backlog for the third consecutive quarter.

“Two solar projects we signed after the end of the quarter, with a combined value of over $250 million, provide another signal that our momentum is headed in the right direction,” he added. “And the Power Delivery division of our Utilities Segment has secured the contract for the high-voltage work associated with one of these projects – a great example of our segments working together to provide a complete solution for our clients.”

First Quarter 2022 Results Overview

Revenue was $784.4 million for the three months ended March 31, 2022, a decrease of $33.9 million, compared to the same period in 2021. The decrease was primarily due to a decrease in revenue in our Pipeline segment, partially offset by growth in our Utilities and Energy/Renewables segments. Gross profit was $56.5 million for the three months ended March 31, 2022, a decrease of $23.7 million compared to the same period in 2021. The decrease was primarily due to a decrease in revenue and margins. Gross profit as a percentage of revenue decreased to 7.2 percent for the three months ended March 31, 2022, compared to 9.8 percent for the same period in 2021, primarily as a result of negative gross margins in the Company’s Pipeline segment. Partially offsetting the overall decline was the favorable impact of the change in useful lives of certain equipment which reduced the Company’s depreciation expense for the three months ended March 31, 2022 by $5.8 million.

This press release includes Non-GAAP financial measures. The Company believes these measures enable investors, analysts and management to evaluate Primoris’ performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. In addition, management believes these measures are useful in comparing the Company’s operating results with those of its competitors. Please refer to “Non-GAAP Measures” and Schedules 1, 2 and 3 for the definitions and reconciliations of the Company’s Non-GAAP financial measures, including “Adjusted Net Income,” “Adjusted EPS” and “Adjusted EBITDA”.

During the first quarter of 2022, net loss was $1.7 million compared to net income of $5.8 million in the previous year. Adjusted Net Income was $0.4 million for the first quarter compared to $18.7 million for the same period in 2021. EPS was a loss of $0.03 compared to income of $0.12 in the previous year. Adjusted EPS was $0.01 for the first quarter of 2022 compared to $0.37 for the first quarter of 2021. Adjusted EBITDA was $22.6 million for the first quarter of 2022, compared to $52.7 million for the same period in 2021.

The Company’s three segments are: Utilities, Energy/Renewables and Pipeline Services (“Pipeline”). Revenue and gross profit for the segments for the three months ended March 31, 2022 and 2021 were as follows:

Segment Revenue

(in thousands, except %)

(unaudited)

	For the three months ended March 31,
	2022		2021
		% of		% of
		Total		Total
Segment	Revenue	Revenue	Revenue	Revenue
Utilities	$358,728	45.7%	$335,012	40.9%
Energy/Renewables	359,050	45.8%	352,864	43.2%
Pipeline	66,606	8.5%	130,453	15.9%
Total	$784,384	100.0%	$818,329	100.0%

Segment Gross Profit

(in thousands, except %)

(unaudited)

	For the three months ended March 31,
	2022		2021
		% of		% of
		Segment		Segment
Segment	Gross Profit	Revenue	Gross Profit	Revenue
Utilities	$22,354	6.2%	$21,716	6.5%
Energy/Renewables	39,931	11.1%	42,672	12.1%
Pipeline	(5,799)	(8.7%)	15,793	12.1%
Total	$56,486	7.2%	$80,181	9.8%

Utilities Segment (“Utilities”): Revenue increased by $23.7 million, or 7 percent, for the three months ended March 31, 2022, compared to the same period in 2021, primarily due to increased activity with gas utility and communications customers ($25.4 million). Gross profit for the three months ended March 31, 2022 increased by $0.6 million, or 2.9 percent, compared to the same period in 2021, due to higher revenue. Gross profit as a percentage of revenue decreased to 6.2 percent during the three months ended March 31, 2022, compared to 6.5 percent in the same period in 2021, primarily due to customer project delays and increased fuel and labor costs, partially offset by better equipment utilization in 2022 from right sizing the Company’s fleet.

Energy and Renewables Segment (“Energy/Renewables”): Revenue increased by $6.2 million, or 2 percent, for the three months ended March 31, 2022, compared to the same period in 2021, primarily due to increased renewable energy activity ($29.4 million), partially offset by lower activity on industrial projects in 2022. Gross profit for the three months ended March 31, 2022, decreased by $2.7 million, or 6 percent, compared to the same period in 2021, primarily due to lower margins, partially offset by higher revenue. Gross profit as a percentage of revenue decreased to 11 percent during the three months ended March 31, 2022, compared to 12 percent in the same period in 2021, primarily due to a favorable claims resolution on an industrial plant project in 2021.

Pipeline Services (“Pipeline”): Revenue decreased by $63.8 million, or 49 percent, for the three months ended March 31, 2022, compared to the same period in 2021. The decrease is primarily due to the substantial completion of three pipeline projects in 2021 ($71.4 million) and a decline in the overall midstream pipeline market demand. Gross profit for the three months ended March 31, 2022 decreased by $21.6 million compared to the same period in 2021, primarily due to lower revenue and margins. Gross profit as a percentage of revenue decreased to negative 9 percent during the three months ended March 31, 2022, compared to 12 percent in the same period in 2021, primarily due to higher costs on a pipeline project in the Mid-Atlantic from unfavorable weather conditions experienced in 2022 and lower than anticipated volumes in 2022, which led to higher relative carrying costs for equipment and personnel. In addition, we had strong performance and favorable margins realized on a Texas pipeline project in 2021.

Other Income Statement Information

Selling, general and administrative (“SG&A”) expenses were $55.5 million for the three months ended March 31, 2022, an increase of $2.0 million, or 4 percent, compared to 2021. SG&A expense as a percentage of revenue increased to 7 percent in 2022 compared to 6.5 percent in 2021 primarily due to lower revenue.

Interest expense, net for the three months ended March 31, 2022 was $2.9 million compared to $4.6 million for the three months ended March 31, 2021. The decrease of $1.7 million was mainly due to a higher unrealized gain on the Company’s interest rate swap in 2022 compared to 2021.

The effective tax rate was 27 percent for the three months ended March 31, 2022. The rate differs from the U.S. federal statutory rate of 21 percent, primarily due to state income taxes. The Company recorded an income tax benefit for the three months ended March 31, 2022 of $0.6 million compared to income tax expense of $2.4 million for the three months ended March 31, 2021. The $3.0 million decrease in income tax expense is driven by a $10.5 million decrease in pre-tax income.

Outlook

The Company is raising its estimates for the year ending December 31, 2022. Net income is expected to be between $2.20 and $2.40 per fully diluted share. Adjusted EPS is estimated in the range of $2.49 to $2.69 for 2022.

The Company is targeting SG&A expense as a percentage of revenue in the low-to-mid six percent range for the 2022 calendar year. The Company’s targeted gross margins by segment are as follows: Utilities in the range of 10 to 13 percent; Energy/Renewables in the range of 9 to 12 percent; and Pipeline in the range of 9 to 11 percent. The Company expects its effective tax rate for 2022 to be approximately 27 percent but may vary depending on the mix of states in which the Company operates.

During the three months ended March 31, 2022, the Company spent approximately $33.2 million for capital expenditures, which included $13.4 million for construction equipment. Capital expenditures for the remaining nine months of 2022 are expected to total between $90 million and $110 million, which includes $55 million to $75 million for construction equipment.

The guidance provided above constitutes forward-looking statements, which are based on current economic conditions and estimates, and the Company does not include other potential impacts, such as changes in accounting or unusual items. Supplemental information relating to the Company’s financial outlook is posted in the Investor Relations section of the Company’s website at www.primoriscorp.com.

Backlog

(in millions)

	Backlog at March 31, 2022
Segment	Fixed Backlog	MSA Backlog	Total Backlog
Utilities	$35	$1,427	$1,462
Energy/Renewables	2,291	142	2,433
Pipeline	95	35	130
Total	$2,421	$1,604	$4,025

At March 31, 2022, Fixed Backlog was $2.42 billion, a decrease of $58.8 million, or 2 percent compared to $2.48 billion at December 31, 2021. MSA Backlog represents estimated MSA revenue for the next four quarters. MSA Backlog was $1.6 billion, an increase of 5 percent, compared to $1.5 billion at December 31, 2021. Total Backlog as of March 31, 2022 was $4.025 billion. The Company expects that during the next four quarters, the Company will recognize as revenue approximately 77 percent of the total backlog at March 31, 2022, composed of backlog of approximately: 100 percent of Utilities; 62 percent of Energy/Renewables; and 100 percent of Pipeline.

Backlog, including estimated MSA revenue, should not be considered a comprehensive indicator of future revenue. Revenue from certain projects where scope, and therefore contract value, is not adequately defined, is not included in Fixed Backlog. At any time, any project may be cancelled at the convenience of the Company’s customers.

Liquidity and Capital Resources

As of March 31, 2022, the Company had $173.5 million of unrestricted cash and cash equivalents. The Company had no outstanding borrowings under the revolving credit facility, commercial letters of credit outstanding were $39.4 million and the available borrowing capacity was $160.6 million.

Dividend

The Company also announced that on May 4, 2022, its Board of Directors declared a $0.06 per share cash dividend to stockholders of record on June 30, 2022, payable on July 15, 2022.

The Company has paid consecutive quarterly cash dividends since 2008, and currently expects that comparable cash dividends will continue to be paid for the foreseeable future. The declaration and payment of future dividends is contingent upon the Company’s revenue and earnings, capital requirements, and general financial conditions, as well as contractual restrictions and other considerations deemed to be relevant by the Board of Directors.

Share Purchase Program

In November 2021, the Company’s Board of Directors authorized a $25.0 million share purchase program. In February 2022, the Company’s Board of Directors replenished the limit to $25.0 million. During the three months ended March 31, 2022, the Company did not purchase any shares of common stock. The share purchase plan expires on December 31, 2022.

Response to the COVID-19 Pandemic

The Company continues to take steps to protect its employees’ health and safety during the COVID-19 pandemic. Primoris has a written corporate COVID-19 Plan in place, as well as Business Continuity Plans (by business unit and segment), based on guidelines from the U.S. Centers for Disease Control and Prevention, the Occupational Safety and Health Administration, and their Canadian counterparts.

Conference Call and Webcast

As previously announced, management will host a teleconference call on Tuesday, May 10, 2022, at 9 a.m. U.S. Central Time (10 a.m. U.S. Eastern Time). Tom McCormick, President and Chief Executive Officer, and Ken Dodgen, Executive Vice President and Chief Financial Officer, will discuss the Company’s results and financial outlook.

Investors and analysts are invited to participate by phone at 1-888-330-3428, or internationally at 1-646-960-0679 (access code: 7581464) or via the Internet at www.primoriscorp.com. A replay of the call will be available on the Company’s website or by phone at 1-800-770-2030, or internationally at 1-647-362-9199 (access code: 7581464), for a seven-day period following the call.

Presentation slides to accompany the conference call are available for download in the Investor Relations section of Primoris’ website at www.primoriscorp.com. Once at the Investor Relations section, please click on “Events & Presentations.”

Non-GAAP Measures

This press release contains certain financial measures that are not recognized under generally accepted accounting principles in the United States (“GAAP”). Primoris uses earnings before interest, income taxes, depreciation and amortization (“EBITDA”), Adjusted EBITDA, Adjusted Net Income, and Adjusted EPS as important supplemental measures of the Company’s operating performance. The Company believes these measures enable investors, analysts, and management to evaluate Primoris’ performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. In addition, management believes these measures are useful in comparing the Company’s operating results with those of its competitors. The non-GAAP measures presented in this press release are not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, Primoris’ method of calculating these measures may be different from methods used by other companies, and, accordingly, may not be comparable to similarly titled measures as calculated by other companies that do not use the same methodology as Primoris. Please see the accompanying tables to this press release for reconciliations of the following non‐GAAP financial measures for Primoris’ current and historical results: EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted EPS.

About Primoris

Primoris Services Corporation is a leading specialty contractor providing critical infrastructure services to the utility, energy/renewables and pipeline services markets throughout the United States and Canada. The Company supports a diversified base of blue-chip customers with engineering, procurement, construction and maintenance services. A focus on multi-year master service agreements and an expanded presence in higher-margin, higher-growth markets such as utility-scale solar facility installations, renewable fuels, electrical transmission and distribution systems and communications infrastructure have also increased the Company’s potential for long-term growth. Additional information on Primoris is available at www.primoriscorp.com.

Forward Looking Statements

This press release contains certain forward-looking statements, including the Company’s outlook, that reflect, when made, the Company’s expectations or beliefs concerning future events that involve risks and uncertainties, including with regard to the Company’s future performance. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipates”, “believes”, “could”, “estimates”, “expects”, “intends”, “may”, “plans”, “potential”, “predicts”, “projects”, “should”, “will”, “would” or similar expressions. Forward-looking statements include information concerning the possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of regulation and the economy, generally. Forward-looking statements involve known and unknown risks, uncertainties, and other factors, which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Actual results may differ materially as a result of a number of factors, including, among other things, customer timing, project duration, weather, and general economic conditions; changes in the mix of customers, projects, contracts and business; regional or national and/or general economic conditions and demand for the Company’s services; macroeconomic impacts arising from the long duration of the COVID-19 pandemic, including labor shortages and supply chain disruptions; price, volatility, and expectations of future prices of oil, natural gas, and natural gas liquids; variations and changes in the margins of projects performed during any particular quarter; increases in the costs to perform services caused by changing conditions; the termination, or expiration of existing agreements or contracts; the budgetary spending patterns of customers; inflation and other increases in construction costs that the Company may be unable to pass through to customers; cost or schedule overruns on fixed-price contracts; availability of qualified labor for specific projects; changes in bonding requirements and bonding availability for existing and new agreements; the need and availability of letters of credit; costs incurred to support growth, whether organic or through acquisitions; the timing and volume of work under contract; losses experienced in the Company’s operations; the results of the review of prior period accounting on certain projects and the impact of adjustments to accounting estimates; developments in governmental investigations and/or inquiries; intense competition in the industries in which the Company operates; failure to obtain favorable results in existing or future litigation or regulatory proceedings, dispute resolution proceedings or claims, including claims for additional costs; failure of partners, suppliers or subcontractors to perform their obligations; cyber-security breaches; failure to maintain safe worksites; risks or uncertainties associated with events outside of the Company’s control, including severe weather conditions, public health crises and pandemics (such as COVID-19), political crises or other catastrophic events; client delays or defaults in making payments; the availability of credit and restrictions imposed by credit facilities; failure to implement strategic and operational initiatives; risks or uncertainties associated with acquisitions, dispositions and investments; possible information technology interruptions or inability to protect intellectual property; the Company’s failure, or the failure of the Company’s agents or partners, to comply with laws; the Company's ability to secure appropriate insurance; new or changing legal requirements, including those relating to environmental, health and safety matters; the loss of one or a few clients that account for a significant portion of the Company's revenues; asset impairments; and risks arising from the inability to successfully integrate acquired businesses. In addition to information included in this press release, additional information about these and other risks can be found in Part I, Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended

December 31, 2021, and the Company’s other filings with the U.S. Securities and Exchange Commission (“SEC”). Such filings are available on the SEC’s website at www.sec.gov. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements. Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

###

Company Contact
Ken Dodgen	Brook Wootton
Executive Vice President, Chief Financial Officer	Vice President, Investor Relations
(214) 740-5608	(214) 545-6773
kdodgen@prim.com	bwootton@prim.com

PRIMORIS SERVICES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2022	2021
Revenue	$784,384	$818,329
Cost of revenue	727,898	738,148
Gross profit	56,486	80,181
Selling, general and administrative expenses	55,455	53,432
Transaction and related costs	323	13,896
Operating income	708	12,853
Other income (expense):
Foreign exchange (loss) gain, net	(116)	23
Other expense, net	(9)	(5)
Interest expense, net	(2,876)	(4,636)
(Loss) income before benefit (provision) for income taxes	(2,293)	8,235
Benefit (provision) for income taxes	619	(2,387)
Net (loss) income	(1,674)	5,848

Dividends per common share	$0.06	$0.06

(Loss) earnings per share:
Basic	$(0.03)	$0.12
Diluted	$(0.03)	$0.12

Weighted average common shares outstanding:
Basic	53,240	49,503
Diluted	53,240	50,026

PRIMORIS SERVICES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

(Unaudited)

	March 31,	December 31,
	2022	2021

ASSETS
Current assets:
Cash and cash equivalents	$173,505	$200,512
Accounts receivable, net	450,405	471,656
Contract assets	469,918	423,659
Prepaid expenses and other current assets	120,329	86,263
Total current assets	1,214,157	1,182,090
Property and equipment, net	458,616	433,279
Operating lease assets	145,023	158,609
Deferred tax assets	1,341	1,307
Intangible assets, net	167,710	171,320
Goodwill	583,534	581,664
Other long-term assets	27,058	15,058
Total assets	$2,597,439	$2,543,327
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$289,563	$273,463
Contract liabilities	292,421	240,412
Accrued liabilities	193,070	174,821
Dividends payable	3,198	3,192
Current portion of long-term debt	65,972	67,230
Total current liabilities	844,224	759,118
Long-term debt, net of current portion	599,290	594,232
Noncurrent operating lease liabilities, net of current portion	86,467	98,059
Deferred tax liabilities	38,521	38,510
Other long-term liabilities	41,173	63,353
Total liabilities	1,609,675	1,553,272
Commitments and contingencies
Stockholders’ equity
Common stock	6	6
Additional paid-in capital	263,486	261,918
Retained earnings	722,561	727,433
Accumulated other comprehensive income	1,711	698
Total stockholders’ equity	987,764	990,055
Total liabilities and stockholders’ equity	$2,597,439	$2,543,327

PRIMORIS SERVICES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2022	2021
Cash flows from operating activities:
Net (loss) income	$(1,674)	$5,848
Adjustments to reconcile net (loss) income to net cash provided by operating activities (net of effect of acquisitions):
Depreciation and amortization	20,172	24,852
Stock-based compensation expense	1,553	6,152
Gain on sale of property and equipment	(4,538)	(2,743)
Unrealized gain on interest rate swap	(2,896)	(1,283)
Other non-cash items	345	151
Changes in assets and liabilities:
Accounts receivable	25,691	10,321
Contract assets	(45,972)	(7,546)
Other current assets	(32,570)	(14,216)
Other long-term assets	(12,826)	(153)
Accounts payable	12,114	186
Contract liabilities	51,969	(13,625)
Operating lease assets and liabilities, net	(255)	(1,343)
Accrued liabilities	(4,524)	2,406
Other long-term liabilities	(12)	(1,034)
Net cash provided by operating activities	6,577	7,973
Cash flows from investing activities:
Purchase of property and equipment	(33,165)	(19,078)
Proceeds from sale of assets	4,354	2,091
Cash paid for acquisitions, net of cash acquired	(4,063)	(613,224)
Net cash used in investing activities	(32,874)	(630,211)
Cash flows from financing activities:
Borrowings under revolving line of credit	—	100,000
Payments on revolving line of credit	—	(100,000)
Proceeds from issuance of long-term debt	30,000	400,000
Payments on long-term debt	(26,462)	(59,353)
Proceeds from issuance of common stock	422	178,863
Debt issuance costs	—	(4,876)
Dividends paid	(3,192)	(2,887)
Other	(1,994)	(3,283)
Net cash (used in) provided by financing activities	(1,226)	508,464
Effect of exchange rate changes on cash, cash equivalents and restricted cash	502	259
Net change in cash, cash equivalents and restricted cash	(27,021)	(113,515)
Cash, cash equivalents and restricted cash at beginning of the period	205,643	330,975
Cash, cash equivalents and restricted cash at end of the period	$178,622	$217,460

Non-GAAP Measures

Schedule 1

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

Adjusted Net Income and Adjusted EPS

(In Thousands, Except Per Share Amounts)

(Unaudited)

Adjusted Net Income and Adjusted EPS

Primoris defines Adjusted Net Income as net income (loss) adjusted for certain items including, (i) non‐cash stock‐based compensation expense; (ii) transaction/integration and related costs; (iii) asset impairment charges; (iv) changes in fair value of the Company’s interest rate swap; (v) change in fair value of contingent consideration liabilities; (vi) amortization of intangible assets; (vii) amortization of debt discounts and debt issuance costs; (viii) losses on extinguishment of debt; (ix) severance and restructuring changes; and (x) impact of changes in statutory tax rates. The Company defines Adjusted EPS as Adjusted Net Income divided by the diluted weighted average shares outstanding. Management believes these adjustments are helpful for comparing the Company’s operating performance with prior periods. Because Adjusted Net Income and Adjusted EPS, as defined, exclude some, but not all, items that affect net income and diluted earnings per share, they may not be comparable to similarly titled measures of other companies. The most comparable GAAP financial measures, net income and diluted earnings per share, and information reconciling the GAAP and non‐GAAP financial measures, are included in the table below.

	Three Months Ended March 31,
	2022	2021
Net (loss) income as reported (GAAP)	$(1,674)	$5,848
Non-cash stock based compensation	1,553	1,055
Transaction/integration and related costs (1)	323	13,896
Amortization of intangible assets	3,610	4,163
Amortization of debt issuance costs	283	283
Unrealized gain on interest rate swap	(2,896)	(1,283)
Income tax impact of adjustments	(776)	(5,253)
Adjusted net income	$423	$18,709
Weighted average shares (diluted) (2)	53,792	50,026
Diluted earnings per share	$(0.03)	$0.12
Adjusted diluted earnings per share	$0.01	$0.37

(1)	The period ended March 31, 2021, includes $5.1 million in stock compensation expense related to the acquisition of Future Infrastructure Holdings, LLC (“FIH”).
(2)	Includes the dilutive effect of shares issued to independent directors and restricted stock units of 6 and 546, respectively, for the three months ended March 31, 2022. However, these amounts were excluded from the weighted average diluted shares outstanding when calculating diluted earnings per share for the three months ended March 31, 2022, as their inclusion would be anti-dilutive.

Schedule 2

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA

(In Thousands)

(Unaudited)

EBITDA and Adjusted EBITDA

Primoris defines EBITDA as net income (loss) before interest, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted for certain items including, (i) non‐cash stock‐based compensation expense; (ii) transaction/integration and related costs; (iii) asset impairment charges; (iv) severance and restructuring changes; and (v) change in fair value of contingent consideration liabilities. The Company believes the EBITDA and Adjusted EBITDA financial measures assist in providing a more complete understanding of the Company’s underlying operational measures to manage its business, to evaluate its performance compared to prior periods and the marketplace, and to establish operational goals. EBITDA and Adjusted EBITDA are non‐GAAP financial measures and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. These non‐GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies. The most comparable GAAP financial measure, net income, and information reconciling the GAAP and non‐GAAP financial measures are included in the table below.

	Three Months Ended March 31,
	2022	2021
Net (loss) income as reported (GAAP)	$(1,674)	$5,848
Interest expense, net	2,876	4,636
(Benefit) provision for income taxes	(619)	2,387
Depreciation and amortization	20,172	24,852
EBITDA	20,755	37,723
Non-cash stock based compensation	1,553	1,055
Transaction/integration and related costs (1)	323	13,896
Adjusted EBITDA	$22,631	$52,674

(1)	The period ended March 31, 2021, includes $5.1 million in stock compensation expense related to the acquisition of FIH.

Schedule 3

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

Forecasted Guidance for 2022

(In Thousands, Except Per Share Amounts)

(Unaudited)

The following table sets forth a reconciliation of the forecasted GAAP net income to Adjusted Net Income and EPS to Adjusted EPS for the year ending December 31, 2022.

	Estimated Range
	Full Year Ending
	December 31, 2022
Net income as defined (GAAP)	$121,000	$132,000
Non-cash stock based compensation	7,100	7,100
Amortization of intangible assets	13,400	13,400
Amortization of debt issuance costs	1,200	1,200
Transaction/integration and related costs	300	300
Income tax impact of adjustments	(5,940)	(5,940)
Adjusted net income	$137,060	$148,060
Weighted average shares (diluted)	55,000	55,000
Diluted earnings per share	$2.20	$2.40
Adjusted diluted earnings per share	$2.49	$2.69